Exhibit 10.2
March 1, 2020

Jochen Zeitz

Dear Jochen,

We are pleased to confirm the terms that will apply to your position as Acting President and CEO at Harley-Davidson, Inc., reporting to the Board of Directors. Your leadership will guide us as we find the future talent to accelerate our progress at building the next generation of Harley-Davidson riders across the globe. As discussed, below are the details of the offer.

Please note that when you are serving as Acting CEO and President you will not receive additional compensation for your position on the Board.

Total Target Compensation and Other One-Time Payments

Your annual base salary will be $2,500,000, subject to applicable taxes and withholdings, beginning March 2, 2020. The U.S. payroll cycle is bi-weekly.

You will also be eligible for a $3,000,000 completion bonus that will vest and become payable if your employment continues to the date of the installation of a new CEO. Upon the installation of the new CEO your role as Acting CEO and President will terminate.

You will be eligible to participate in the Harley-Davidson, Inc. Long-Term Incentive Plan (LTIP) with an initial equity award valued at $3,000,000. Your award will be delivered during the next open window. Your LTIP award will be made in the form of restricted stock units. Restricted stock unit awards allow executives to receive shares of our common stock in the future after the awards vest, which will occur only if the individual remains an employee or director or certain other circumstances apply. Restricted stock unit awards vest one year after the grant date.

Employee Benefits

You are eligible to participate in the Harley-Davidson, Inc. medical, dental, vision, life, short-term disability and long-term disability insurance plans. This coverage, if elected, will be effective on April 1st, the first day of the month following your March 2, 2020 start date. HDMC provides you with a choice of two levels of medical coverage, dental, and vision insurance plans in addition to offering single and family coverage elections. You are also eligible to receive executive life insurance coverage equal to three times your annual base salary; we also reimburse executives for taxes on income that tax law imputes to executives related to provision of life insurance in excess of $50,000. A complete description of our medical, dental, vision, life insurance, long-term and short-term disability benefit plans will be provided to you separately. In addition, you are eligible to participate in the Executive Medical Assessment Program. The medical assessment is a comprehensive medical exam that includes lab work and cardiac studies, a complete medical history, risk evaluation, and a thorough discussion with the physician of all tests, and laboratory results done same day. Amy Ostop will assist you in determining the best solution for the needs of you and your family.
Harley-Davidson Motor Company 3700 W. Juneau Ave., PO Box 653, Milwaukee, WI. 53201 USA (414) 343-7027
4836-6075-6406.9

Exhibit 10.2

You are eligible to participate in Harley-Davidson, Inc. Retirement Savings Plan (401(k)). Under the terms of this plan, you will be provided with an annual company contribution of 4% of your eligible pay (paid in the 1st quarter after year end). In addition, you will have the ability to defer a portion of your pay into the plan and receive matching contributions of up to 75% of the first 6% of your deferral. You may contribute up to 50% of your eligible pay, but no more than $19,500 in 2020. Because you are 50 years old, you may contribute an additional $6,500 as a “catch-up” contribution (for a total of $26,000 for 2020). The first 6% you contribute – which is eligible for the company’s match – may not exceed $17,100 (the Internal Revenue Code limits 2020 plan compensation to $285,000/year). If 6% of your eligible pay exceeds this amount, you may elect to deposit the balance into the Deferred Compensation Plan to receive the full Company match.

Annually, you are eligible to participate in the Deferred Compensation Plan which allows you to elect to defer receipt of base salary. Amy Ostop will assist you with any questions you might have on Deferred Compensation.

Other Executive Benefits and Requirements

To reinforce the link between the long-term interests of Board members, senior executives and shareholders, we require Board members and Senior Executives to own a minimum amount of our common stock. Under the current stock ownership guidelines, stock in the 401(k) plan, Restricted Shares (RSUs) and unvested Performance Shares are included toward the stock ownership requirement. The stock ownership requirement for your position is 600% of your base salary.  You have five years from the date of hire to meet the guideline.

Relocation
The Company will reimburse travel expenses to Milwaukee for you and your family according to the Company’s business travel policy. We will also reimburse for a return trip at the end of your assignment.

During your assignment, temporary housing in the form of an apartment and/or home rental will be covered (which includes rent, utilities and cleaning service). In addition, we will reimburse for a car rental or lease.

Tax Support

Tax preparation services will be available to you, at Harley-Davidson’s expense, through Deloitte Tax LLP.  We will pay for services related to your assignment with Harley-Davidson.

Immigration
Immigration services will be provided to you, at Harley-Davidson’s expense, to help you and your family receive the appropriate documentation for you to work, and your family to live, in the U.S. These services are being coordinated by Paul Krause, Interim Chief Legal Officer.

Harley-Davidson Motor Company 3700 W. Juneau Ave., PO Box 653, Milwaukee, WI. 53201 USA (414) 343-7027
4836-6075-6406.9

Exhibit 10.2
Payments Upon Separation:

You will not be eligible for severance under the Company’s Executive Severance Plan. Instead, if you are terminated without cause and not given the opportunity to complete your tenure as Acting CEO and President, your severance benefit will be in the form of vesting of your completion bonus and the equity grant provided to you at the onset of your employment. In exchange, you must sign the Company’s standard waiver and release that is in place at the time of your termination.

You will be covered under a Transition (change in control) Agreement in the event the Company is sold. This agreement will not cover a termination for cause.

By beginning employment with Harley-Davidson, Inc., you: (1) acknowledge and agree that the U.S. securities laws will require you to publicly disclose certain personal information, including but not limited to, any Harley-Davidson, Inc. securities of which you have voting or investment control; (2) acknowledge and agree to comply with the reporting requirements of Section 16 of the Securities Exchange Act of 1934 as amended; and (3) represent and warrant that you are not currently and have not been the subject of an investigation, enforcement proceeding, or enforcement action by the Securities and Exchange Commission, Commodities Exchange Commission, or similar regulator.

At-Will Employment:

You acknowledge and agree that this offer of employment with the Company is not an employment contract and shall not be construed as an employment contract. You also acknowledge and agree that, in accordance with Wisconsin law, your employment with the Company is “at will” and that the Company or you may terminate your employment at any time, for any reason whatsoever, with or without cause and with or without notice.

Jochen, we are excited to have you join the Harley-Davidson team. If there is anything that I or another member of my team can do to provide additional information or assist you, please let me know.

Please acknowledge your review and agreement of this offer and return a signed copy to me at Julie.Anding@harley-davidson.com.

Sincerely,
/s/ Julie Anding

Julie Anding
Vice President and Chief Human Resources Officer
Harley-Davidson, Inc.

Agreed and acknowledged this 6th day of March, 2020

/s/ Jochen Zeitz
Jochen Zeitz
Harley-Davidson Motor Company 3700 W. Juneau Ave., PO Box 653, Milwaukee, WI. 53201 USA (414) 343-7027
4836-6075-6406.9